Exhibit 21.1

Subsidiaries of Mediacom LLC

	State of Incorporation	Names under which
Subsidiary	or Organization	subsidiary does business

Mediacom Arizona LLC	Delaware	Mediacom Arizona Cable Net
Mediacom Cable LLC
Mediacom California LLC	Delaware	Mediacom California LLC
Mediacom Capital Corporation	New York	Mediacom Capital Corporation
Mediacom Delaware LLC	New York	Mediacom Delaware LLC
Maryland Mediacom Delaware
Mediacom Illinois LLC	Delaware	Mediacom Illinois LLC
Mediacom Indiana LLC	Delaware	Mediacom Indiana LLC
Mediacom Indiana Partnerco LLC	Delaware	Mediacom Indiana Partnerco
Mediacom Indiana Holdings, L.P.	Delaware	Mediacom Indiana Holdings, L.P.
Mediacom Iowa LLC	Delaware	Mediacom Iowa LLC
Mediacom Minnesota LLC	Delaware	Mediacom Minnesota LLC
Mediacom Southeast LLC	Delaware	Mediacom Southeast LLC
Mediacom New York LLC
Mediacom Wisconsin LLC	Delaware	Mediacom Wisconsin LLC
Zylstra Communications Corporation	Minnesota	Zylstra Communications Corporation
Illini Cable Holding, Inc.	Illinois	Illini Cable Holding, Inc.
Illini Cablevision of Illinois, Inc.	Illinois	Illini Cablevision of Illinois, Inc.